UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2018

Commission File Number 000-55918

MUSCLE MAKER, INC.

(Exact name of small business issuer as specified in its charter)

California	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

308 East Renfro Street, Suite 101, Burleson, Texas 76028

(Address of principal executive offices)

732-669-1200

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry Into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2018, Muscle Maker, Inc. (the “Company”) appointed Ferdinand Groenewald as Chief Financial Officer of the Company and entered into an Employment Agreement with Mr. Groenewald. Pursuant to the agreement, Mr. Groenewald will be employed as Chief Financial Officer of the Company for a period of two years unless earlier terminated pursuant to the terms of the agreement. During the term of the agreement, Mr. Groenewald will be entitled to a base salary at the annualized rate of $150,000 and will be eligible for a discretionary performance cash bonuses which will include $10,000 upon completion of the audit for the year ended December 31, 2017 and $25,000 and up to 10,000 shares of common stock upon completion of a public offering of not less than $3 million together with listing on a national exchange (the “Public Offering”), which may be increased to 25,000 in the event $5 million is raised. Mr. Groenewald’s salary will increase to $175,000 upon closing of the Public Offering. Mr. Groenewald is also eligible to participate in employee benefits plans as the Company may institute from time to time that are available for full-time employees.

On September 26, 2018, the Company appointed Kenneth Miller as Chief Operating Officer of the Company and entered into an Employment Agreement with Mr. Miller. Pursuant to the agreement, Mr. Miller will be employed as Chief Operating Officer of the Company for a period of two years unless earlier terminated pursuant to the terms of the agreement. During the term of the agreement, Mr. Miller will be entitled to a base salary at the annualized rate of $200,000, which will be increased to $275,000 upon successful closing of the Public Offering. Mr. Miller is eligible for a discretionary performance cash and equity bonuses which will include cash of $50,000 and 75,000 shares of common stock upon completion of the Public Offering, which may be increased to 125,000 shares in the event $5 million is raised. Mr. Miller is also eligible to participate in employee benefits plans as the Company may institute from time to time that are available for full-time employees.

Pursuant to the agreements, the executives may be terminated for “cause” as defined therein and the executives may resign for “good reason” as defined. In the event the executives are terminated without cause or resign for good reason, the Company will be required to pay the executives all accrued salary and bonuses, reimbursement for all business expenses and provide the executives with the monthly salary and benefits for a term of 12 months. In the event the executives are terminated with cause, resign without good reason, die or are disabled, the Company will be required to pay the executives all accrued salary and bonuses and reimbursement for all business expenses through such date. Under the agreement the executives are subject to confidentiality, non-compete and non-solicitation restrictions.

The preceding description of the Employment Agreements is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreements, copies of which are being filed as Exhibit 10.1 and Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There is no understanding or arrangement between the executives and any other person pursuant to which the executives were appointed as executive officers. The executives do not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. The executives have not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Mr. Miller has served in the restaurant business for an extensive portion of his career. Prior to joining the Company as Chief Operating Officer on September 26, 2018, Mr. Miller services as the Senior Vice President of Operations for Dickey’s BBQ Restaurant from April 2018 through September 2018 and in various capacities with Taco Bueno Restaurants, LP from October 2013 through April 2018 culminating in the position of Senior Vice President of Operations. Mr. Miller received a Bachelor of Arts in Business/Exercise Science from Tabor College in 1991.

Mr. Groenewald had previously served as the Vice President of Finance, Principal Financial Officer and Principal Accounting Officer of the Company, Muscle Maker Development, LLC and Muscle Maker Corp., LLC from January 25, 2018 through May 29, 2018. In addition, Mr. Groenewald has served as our controller from October 2017 through May 29, 2018. Mr. Groenewald is a certified public accountant with significant experience in finance and accounting. From February 2017 to October 2017, Mr. Groenewald served as Senior Financial Accounting Consultant at Pharos Advisors, Inc. serving a broad range of industries. From November 2013 to February 2017, he served as a Senior Staff Accountant at Financial Consulting Strategies, LLC where he provided a broad range of accounting, financial reporting, and pre-auditing services to various industries. From August 2015 to December 2015, Mr. Groenewald served as a Financial Reporting Analyst at Valley National Bank. Mr. Groenewald holds a Bachelor of Science in accounting from the University of South Africa.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective September 26, 2018, by and between Muscle Maker, Inc. and Ferdinand Groenewald

10.2	Employment Agreement, effective September 26, 2018, by and between Muscle Maker, Inc. and Kenneth Miller

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUSCLE MAKER, INC.

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	Chief Executive Officer

Date:	October 22, 2018
Burleson, Texas